Exhibit 99.1

Contact:

Andrew Graham

Director of Finance

Trimeris, Inc.

919-419-6050

Trimeris Announces Third Quarter Fuzeon Sales

DURHAM, N.C. – October 14, 2004 – Trimeris, Inc. (Nasdaq: TRMS) today announced that net sales in the U.S. and Canada of Fuzeon for the third quarter were $21.1 million compared to net sales of $24.4 million in the second quarter.

During the second quarter distribution was expanded beyond a single distributor, Chronimed, Inc., to multiple sources, including retail and specialty pharmacies. Incremental sales as a result of this inventory expansion are estimated at approximately $4.5 million or 3,000 kits, which are included in net sales for the U.S. and Canada for the second quarter.

Excluding sales resulting from inventory expansion, total U.S. and Canada kit sales for the third quarter were approximately 14,600 kits compared to approximately 13,200 kits in the second quarter, an increase of approximately 11%. Net sales in the U.S. and Canada of Fuzeon for the third quarter were $21.1 million compared to net sales of $19.9 million in the second quarter.

We will release full financial results for the third quarter ended September 30, 2004 on Thursday, October 21, 2004 at 4:00 p.m. Eastern Time. Trimeris’ announcement will be followed by a conference call at 6:00 p.m. the same day.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are

919-419-6050  •  919-419-1816 fax  •  3518 Westgate Drive  •  Durham, NC 27707

based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

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